Exhibit 99.1

Financial News

National Fuel Gas Company	6363 Main Street Williamsville, N.Y. 14221

National Fuel Elects New Director for Corporate Board

(June 13, 2019) WILLIAMSVILLE, N.Y. – Members of the National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) Board of Directors elected David H. Anderson as a new independent director. His term begins on June 13, 2019.

Anderson is President and Chief Executive Officer of Northwest Natural Holding Company (NYSE:NWN) (Northwest Holdings) and Northwest Natural Gas Company (NW Natural). He has held a series of positions with increasing responsibility at Northwest Holdings since joining the company in 2004, including Chief Operating Officer and Chief Financial Officer. Prior to that, Anderson was Senior Vice President and Chief Financial Officer at TXU Gas Company and Chief Accounting Officer at TXU Corporation.

Anderson serves as a director for Northwest Holdings, as well as serving on the board of directors of the American Gas Association (AGA), American Gas Foundation, and the Portland State University Foundation. He is also chairman of the AGA’s Audit Committee, co-chairperson of the AGA’s Carbon Policy Task Force, a member of AGA’s Finance Committee and Safety, Resilience/Reliability and Security Task Force, and a board trustee of the American Gas Foundation. Additionally, he serves as a director of the Oregon Business Council. Anderson also serves on Oregon Governor Kate Brown’s Global Warming Commission and is a member of SOLVE Founders’ Circle.

“David’s strong financial, operational and leadership skills will be key assets to ensuring National Fuel’s continued success in the coming years,” said David F. Smith, Chairman of National Fuel’s Board of Directors. “His extensive experience will provide important perspectives with respect to the Company’s business, environmental sustainability, and financial positioning, and his combined professional skills and energy industry insights will strengthen the Board’s collective knowledge, capabilities, and experience.”

Anderson holds a bachelor’s degree in business administration in accounting from Texas Tech University and is a certified public accountant (retired) and a certified global management accountant.

National Fuel is a diversified energy company headquartered in Western New York that operates an integrated collection of natural gas and oil assets across five business segments: Exploration and Production, Pipeline and Storage, Gathering, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuel.com

Analyst Contact:	Kenneth E. Webster	716-857-7067
Media Contact:	Karen L. Merkel	716-857-7654